SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 3, 2016

(Date of Report (Date of Earliest Event Reported))

EXTRA SPACE STORAGE INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32269	20-1076777
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

(Address of Principal Executive Offices)

(801) 365-4600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On November 3, 2016, Spencer F. Kirk, Chief Executive Officer and a Director of Extra Space Storage Inc. (the “Company”), entered into a pre-arranged trading plan to sell a portion of the equity holdings in the Company held by Mr. Kirk and Krispen Family Holdings LLC (an entity in which Mr. Kirk has shared voting and investment power) as a part of his personal long-term strategy for asset diversification, tax and estate planning, and to fund philanthropic and humanitarian efforts.

The trading plan was designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy. Using these types of plans, insiders can gradually diversify their investment portfolios and spread stock trades out over an extended period of time, while complying with insider trading laws.

Under the trading plan, Mr. Kirk may sell up to 480,000 shares of the Company’s common stock in the aggregate. In the event that all of the shares covered by the plan are sold, Mr. Kirk will continue to hold approximately 85% of his current equity holdings in the Company, including vested and unvested options to acquire shares of common stock and restricted shares of common stock subject to restrictions on transfer and forfeiture provisions.

Sales of these shares by Mr. Kirk may occur during specified periods between December 2016 and November 2018, unless terminated sooner in accordance with the trading plan’s terms. All sales of shares under the trading plan are subject to certain minimum price conditions and maximum sale volume limitations.

The trading plan replaces Mr. Kirk’s previously disclosed 10b5-1 plan dated November 3, 2014. The earlier plan terminated upon completion of the transactions specified in that plan.

Transactions under this plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. Similar trading plans may be adopted by the Company’s officers or directors in the future. The Company does not undertake to report trading plans that may be adopted by any of its officers or directors in the future, or to report any modifications or termination of any publicly announced plan, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRA SPACE STORAGE INC.

Date: November 8, 2016	By	/s/ Gwyn G. McNeal
		Name:	Gwyn G. McNeal
		Title:	Executive Vice President and Chief Legal Officer